Exhibit 10.2
AMENDED AND RESTATED
CHANGE OF CONTROL AND SEVERANCE POLICY

This Amended and Restated Change of Control and Severance Policy (this “Policy”) of NerdWallet, Inc., a Delaware corporation (the “Company”), was originally effective as of June 16, 2021 (the “Original Effective Date”) and is amended and restated as of March 15, 2023.
1.General.
(a)Purpose and Participation. The purpose of this Policy is to provide specified benefits to employees designated by the Company’s board of directors (the “Board”) or compensation committee thereof (the “Committee”) (such employees, the “Participants”), to induce the Participants to remain employed by the Company. If the Administrator (as defined below) so determines, in its sole discretion, Participants may be provided participation letters or agreements (“Participation Letters”) memorializing their participation in this Policy in accordance with the terms herewith.
(b)Term and Automatic Renewal. This Policy will terminate the third anniversary of the Original Effective Date, provided that if a definitive agreement relating to a Change of Control has been signed by the Company on or before (i) such third anniversary or (ii) the end of any three (3) year period following automatic renewal of this Policy pursuant to this Section 1(b), then this Policy will remain in effect through the date the Company has met all of its obligations hereunder. This Policy will renew automatically and continue in effect for three (3) year periods measured from the third anniversary of the Original Effective Date, unless the Company provides each Participant hereunder notice of nonrenewal at least three (3) months prior to the date on which this Policy would otherwise renew.
2.Qualifying Termination. If a Participant is subject to a Qualifying Termination, then subject to the terms and conditions set forth in this Policy, the Participant will be entitled to the following benefits:
(a)Severance Benefits.
(i)The Company will pay the Participant an aggregate amount equal to six (6) months of Participant’s base salary at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination.
(ii)The Participant will receive the amount set forth in Section 2(a)(i) above in a cash lump sum in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth day following the Separation, provided that the Release Conditions have been satisfied.

(b)Continued Employee Benefits.
(i)If Participant timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will continue to pay the employer portion of Participant’s COBRA premiums on behalf of the Participant (and Participant’s eligible dependents) for continued coverage under the Company’s welfare benefit plans for up to six (6) months following the Participant’s Separation, in any case, only until Participant is eligible to be covered under substantially equivalent group insurance plans of a subsequent employer; provided, however, that if the Release Conditions are not satisfied, then the COBRA subsidies described in this subsection (i) will immediately cease as of the sixtieth day following the Separation, and any COBRA subsidies previously paid by the Company will immediately become due and repayable in full (gross of any applicable taxes) by the Participant, to the fullest extent permitted by applicable law.
(ii)Notwithstanding the foregoing, if the Company, in its sole discretion, determines that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating, or causing the Company to incur additional expense as a result of noncompliance with, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company instead will provide Participant a taxable monthly payment in an amount equal to the employer portion of the monthly COBRA premium for the Participant (and Participant’s eligible dependents) to continue the coverage in effect on the date of the Separation, which amounts will: (A) be based on the premium for the first month of COBRA coverage, (B) not be grossed up to account for taxes and/or withholding on such amounts, (C) be paid regardless of whether Participant elects COBRA continuation coverage, (D) commence on the later of (1) the first day of the month following the month in which Participant experiences a Separation and (2) the effective date of the Company’s determination of violation of applicable law and (E) end on the effective date on which Participant becomes covered by a group insurance plan of a subsequent employer.
(iii)Any taxable payments under the foregoing subsection (ii) will not be paid before the first business day occurring after the sixtieth day following the Separation and, once they commence, will include any unpaid amounts accrued from the date of Participant’s Separation (to the extent not otherwise satisfied with continuation coverage). If the sixty-day period described in the preceding sentence and the ten-day period described in the definition of “Good Reason” below, together span two calendar years, then the payments that constitute deferred compensation subject to Section 409A will be paid in any case in the second calendar year.
(c)Equity. Subject to Section 4 below, Participant’s then-unvested Equity Awards will remain outstanding for a period of three (3) months following a Qualifying Termination and shall be subject to Section 3 below should a Change of Control occur within three (3) months following such Separation; provided, however, that Equity Awards shall in any event expire on the expiration date set forth in each applicable agreement evidencing an Equity Award and shall remain subject to the terms and conditions set forth in the Plan.

3.COC Qualifying Termination. If a Participant is subject to a COC Qualifying Termination, then subject to the terms and conditions set forth in this Policy, the Participant will be entitled to the following benefits:
(a)Severance Benefits.
(i)The Company will pay the Participant an aggregate amount equal to the sum of (1) twelve (12) months of Participant’s base salary at the rate in effect immediately prior to the actions that resulted in the COC Qualifying Termination plus (2) an amount equal to such Participant’s annual target bonus (if applicable), calculated assuming that the annual bonus would have been earned at 100% of target.
(ii)The Participant will receive the amount set forth in Section 3(a)(i) above in a cash lump sum in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth day following the Separation, provided that the Release Conditions have been satisfied.
(b)Continued Employee Benefits.
(i)If Participant timely elects continued coverage under COBRA, the Company will continue to pay the employer portion of Participant’s COBRA premiums on behalf of the Participant (and Participant’s eligible dependents) for continued coverage under the Company’s welfare benefit plans for up to twelve (12) months following the Participant’s Separation, in any case, only until Participant is eligible to be covered under substantially equivalent group insurance plans of a subsequent employer, provided, however, that if the Release Conditions are not satisfied, then the COBRA subsidies described in this subsection (i) will immediately cease as of the sixtieth day following the Separation, and any COBRA subsidies previously paid by the Company will immediately become due and repayable in full (gross of any applicable taxes) by the Participant, to the fullest extent permitted by applicable law.
(ii)Notwithstanding the foregoing, if the Company, in its sole discretion, determines that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating, or causing the Company to incur additional expense as a result of noncompliance with, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company instead will provide Participant a taxable monthly payment in an amount equal to the employer portion of the monthly COBRA premium for the Participant (and Participant’s eligible dependents) to continue the coverage in effect on the date of the Separation, which amounts will: (A) be based on the premium for the first month of COBRA coverage, (B) not be grossed up to account for taxes and/or withholding on such amounts, (C) be paid regardless of whether Participant elects COBRA continuation coverage, (D) commence on the later of (1) the first day of the month following the month in which Participant experiences a Separation and (2) the effective date of the Company’s determination of violation of applicable law and (E) end on the effective date on which Participant becomes covered by a group insurance plan of a subsequent employer.

(iii)Any taxable payments under the foregoing subsection (ii) will not be paid before the first business day occurring after the sixtieth day following the Separation and, once they commence, will include any unpaid amounts accrued from the date of Participant’s Separation (to the extent not otherwise satisfied with continuation coverage). If the sixty-day period described in the preceding sentence and the ten-day period described in the definition of “Good Reason” below, together, span two calendar years, then the payments that constitute deferred compensation subject to Section 409A will be paid in any case in the second calendar year.
(c)Equity. Each of Participant’s then-outstanding Equity Awards, excluding awards that would otherwise vest only upon satisfaction of performance criteria, will accelerate and become vested in full (and to the extent applicable, fully exercisable) upon the Participant’s Separation; provided, however, that if the COC Qualifying Termination is due to a Separation that occurs within three (3) months prior to a Change of Control, such Equity Awards will accelerate and become vested in full (and to the extent applicable, fully exercisable) on the date of such Change of Control.
4.Release Conditions. The benefits under Section 2 and Section 3 will not apply unless the Participant (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that Participant may then have against the Company and/or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The release must be in the form prescribed by the Company (to include, in the Company’s sole discretion, such standard clauses as confidentiality, cooperation and non-disparagement) without alterations (this document effecting the foregoing, the “Release”). The Participant must execute and return the Release within the time period specified in the form and, in any case, within fifty (50) days following Participant’s Separation. “Release Conditions” means: (i) Company has timely received the Participant’s executed Release, (ii) any rescission period applicable to the Participant’s executed Release has expired (without Participant having rescinded the executed Release) and (iii) the Participant has returned all Company Property. For this purpose, “Company Property” means all Company documents (and all copies thereof) and other Company property which the Participant had in Participant’s possession at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).
5.Accrued Compensation and Benefits. In connection with any termination of employment, whether a Qualifying Termination, COC Qualifying Termination or otherwise, the Company will pay Participant’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unreimbursed documented business expenses incurred by Participant through and including the date of termination (all the foregoing, collectively, “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. Participant will also be entitled to any other vested benefits earned by Participant for the period through and including the termination date of Participant’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein.
6.Certain Definitions.
(a)“Cause” means, with respect to a Participant, any of the following: (1) conviction of any felony or any crime involving moral turpitude or dishonesty, (2) participation in a material fraud or material act of dishonesty against the Company, (3) willful and material breach of Participant’s duties that has not been cured within thirty (30) days after written notice from the Company of such breach, (4) intentional and material damage to the Company’s property, or (5) material breach of Participant’s Confidential Information and Inventions Assignment Agreement.
(b)“Code” means the U.S. Internal Revenue Code of 1986, as amended.
(c)“Change of Control” has the meaning assigned to such term under the Plan, excluding clause (iv) of such definition, and provided that the transaction or series of transactions also qualifies as a “change in control event” under U.S. Treasury Regulation 1.409A-3(i)(5).
(d)“COC Qualifying Termination” means, with respect to a Participant, Participant’s Separation (i) occurring within three (3) months before or twelve (12) months after a Change of Control and (ii) resulting from (A) the Company or its successor terminating the Participant’s employment for any reason other than Cause or (B) the Participant voluntarily resigning Participant’s employment for Good Reason, provided, in any case, that a termination or resignation due to the Participant’s death or disability will not constitute a COC Qualifying Termination.
(e)“Equity Awards” means all Participants’ options to purchase shares of Class A common stock of the Company, as well as all other stock-based awards, including, but not limited to, stock bonus awards, restricted stock, restricted stock units and stock appreciation rights.
(f)“Good Reason” means, with respect to a Participant, any of the following actions taken by the Company or a successor corporation or entity without Participant’s consent: (1) reduction of base compensation by 10% or more, excluding any reduction that is either (A) replaced with a bonus plan of comparable value or (B) generally applicable to all Chief Executive Officer direct reports (provided that such exclusion under (B) shall not apply if such reduction occurs within three (3) months before or twelve (12) months after a Change of Control); (2) material reduction in Participant’s authority, duties or responsibilities; provided, however, that a change in job position (including a change in title) shall not be deemed a

“material reduction” unless Participant’s new authority, duties or responsibilities are materially reduced from the prior authority, duties or responsibilities; (3) failure or refusal of a successor to the Company to assume the Company’s obligations under this Policy in the event of a Change of Control; or (4) relocation of Participant’s principal place of employment that results in an increase in Participant’s one-way driving distance by more than fifty miles from Participant’s then-current principal residence. In order to resign for Good Reason, Participant must provide written notice of the event giving rise to Good Reason to the Company within thirty (30) days after the condition arises, allow the Company thirty (30) days to cure such condition, and if the Company fails to cure the condition within such period, resign from all positions then held with the Company effective not later than thirty (30) days after the end of the Company’s cure period.
(g)“Plan” means the Company’s 2021 Equity Incentive Plan, as may be amended from time to time.
(h)“Qualifying Termination” means, with respect to a Participant, Participant’s Separation resulting from (i) the Company terminating the Participant’s employment for any reason other than Cause or (ii) the Participant voluntarily resigning Participant’s employment for Good Reason, in each case, occurring outside of the three (3) months prior to or twelve (12) months following a Change of Control, provided, in any case, that a termination or resignation due to the Participant’s death or disability will not constitute a Qualifying Termination.
(i)“Separation” means a “separation from service” (as such term is defined in the regulations under Section 409A of the Code).
7.Golden Parachute Taxes.
(a)If any payment or benefit Participant would receive from the Company or otherwise in connection with a Change of Control or other similar transaction (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Participant’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Participant. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b)Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Participant as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.
(c)Unless Participant and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Participant and the Company within fifteen (15) calendar days after the date on which Participant’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Participant or the Company) or such other time as requested by Participant or the Company.
(d)If Participant receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 7(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Participant shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 7(a) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 7(a), Participant shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
8.Section 409A.
(a)Specified Employees. To the extent (i) any payments to which a Participant becomes entitled under this Policy, or any agreement or plan referenced herein, in connection with the Participant’s Separation constitute deferred compensation subject to Section 409A of the Code and (ii) the Participant is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments will not be made or commence until the earlier of (i) six (6) months after the

Participant’s Separation and (ii) the Participant’s death following such Separation, provided, however, that such deferral will be effected only to the extent required to avoid adverse tax treatment to the Participant, including (without limitation) the additional twenty percent (20%) tax for which the Participant would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph will be paid to the Participant (or Participant’s beneficiary) in one lump sum without interest.
(b)Expense Reimbursements and In-Kind Benefits. Except as otherwise expressly provided herein, to the extent any expense reimbursement, or the provision of any in-kind benefit, under this Policy (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year will not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year. In no event will any expenses be reimbursed for a Participant after the last day of the calendar year following the calendar year in which the Participant incurred such expenses, and in no event will any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
(c)Interpretation. To the extent that any provision of this Policy is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Policy may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Policy (or referenced in this Policy) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.
9.Miscellaneous Provisions.
(a)Administration. This Policy shall be administered by the Board or the Committee (either of these, as applicable, the “Administrator”). All questions of interpretation or application of this Policy shall be determined by the Administrator, and every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all Participants. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Policy, to determine eligibility, to designate the Participants and to decide claims filed under the Policy.
(b)Other Arrangements. This Policy expressly supersedes all cash severance arrangements and vesting acceleration arrangements (if any) under any agreement governing Equity Awards, severance and salary continuation arrangements, programs and plans that were granted prior to the Original Effective Date or previously offered by the Company to Participants, including employment agreements and offer letters, and by participating in this

Policy, Participants waive their rights to such other benefits. Except with respect to any vesting acceleration under a performance-based award not covered by this Policy, in no event will any individual receive benefits under both this Policy and any other vesting acceleration, severance pay or salary continuation program, plan or other arrangement with the Company.
(c)Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Policy, the Participants and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Policy or its enforcement, performance, breach or interpretation, will be resolved solely and exclusively by final, binding and individual arbitration, by a single arbitrator in accordance with the Confidential Information and Inventions Assignment Agreement (or similar agreement) Participant signed at the start of Participant’s employment. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder will be responsible for the payment of its own attorneys’ fees.
(d)Notice. Notices and all other communications contemplated by this Policy will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. Notices mailed to Participants will be addressed to each of them at the respective home address that Participant most recently communicated to the Company in writing. Notices mailed to the Company will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Secretary.
(e)Waiver. The Administrator may modify and/or terminate this Policy, in whole or in part, and/or add/remove Participants at any time, provided that no such modification and/or termination will adversely affect any Participant’s rights under this Policy without such Participant’s prior written consent. No provision of this Policy, as applicable to any Participant, will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Participant and by an authorized officer of the Company (other than the Participant). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Policy will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(f)Withholding Taxes. All payments made under this Policy will be subject to all such taxes and/or withholding as may be required by applicable federal, state and local law.
(g)Severability. The invalidity or unenforceability of any provision or provisions of this Policy will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
(h)Unfunded Obligations. The obligations of the Company under this Policy are funded from the Company’s general assets.

(i)Successors. The Company will require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets to assume this Policy and to agree expressly to perform this Policy in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Policy, the term “Company” will include any successor to the Company’s business and/or assets or which becomes bound by this Policy by operation of law. This Policy and all rights of Participants hereunder will inure to the benefit of, and be enforceable by, the Participants’ respective personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(j)Employment At Will. This Policy does not obligate the Company to continue to employ any Participant for any specific period of time or in any specific role or geographic location. Nothing in this Policy will confer upon any Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Participant to terminate the Participant’s service at any time and for any reason or no reason, with or without Cause, and such rights are hereby expressly reserved.
(k)Choice of Law. The validity, interpretation, construction and performance of this Policy will be governed by the laws of the State of Delaware (other than its choice-of-law provisions).
(l)Entire Agreement. This Policy represents the entire agreement between the Participants and the Company with respect to the Participants’ severance rights. This Policy otherwise supersedes and replaces all the Company’s prior severance policies (if any), including, but not limited to, prior versions of this Policy, applicable to the Participants.
10.Legal Construction.
This Policy is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.
11.Claims, Inquiries and Appeals.
(a)Applications for Benefits and Inquiries. Any application for benefits, inquiries Policy or inquiries about present or future rights under the Policy must be submitted to the Administrator in writing by an applicant (or their authorized representative). The Administrator can be contacted at:
NerdWallet, Inc.
Change of Control and Severance Policy Administrator
55 Hawthorne Street, 11th Floor
San Francisco, CA 94105

(b)Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:
(1)the specific reason or reasons for the denial;
(2)references to the specific Policy provisions upon which the denial is based;
(3)a description of any additional information or material that the Administrator needs to complete the review and an explanation of why such information or material is necessary; and
(4)an explanation of the Policy’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 11(d) below.
This notice of denial will be given to the applicant within ninety (90) days after the Administrator receives the application, unless special circumstances require an extension of time, in which case, the Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Administrator is to render its decision on the application.
(c)Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:
NerdWallet, Inc.
Change of Control and Severance Policy Administrator
55 Hawthorne Street, 11th Floor
San Francisco, CA 94105
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or a representative) shall have the opportunity to submit (or the Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or a representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to such claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or a representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(d)Decision on Review. The Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Administrator is to render its decision on the review. The Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:
(1)the specific reason or reasons for the denial;
(2)references to the specific Policy provisions upon which the denial is based;
(3)a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and
(4)a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.
(e)Rules and Procedures. The Administrator will establish rules and procedures, consistent with the Policy and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.
(f)Exhaustion of Remedies. No legal action for benefits under the Policy may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 11(a) above, (ii) has been notified by the Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 11(c) above, and (iv) has been notified that the Administrator has denied the appeal. Notwithstanding the foregoing, if the Administrator does not respond to a Participant’s claim or appeal within the relevant time limits specified in this Section 11, the Participant may bring legal action for benefits under the Policy pursuant to Section 502(a) of ERISA.

12.Basis of Payments to and from the Policy.
The Policy shall be unfunded, and all cash payments under the Policy shall be paid only from the general assets of the Company.
13.Other Policy Information.
(a)Employer and Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 45-4180440. The Plan Number assigned to the Policy by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 502.
(b)Ending Date for Policy’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Policy’s records is December 31.
(c)Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Policy is:
NerdWallet, Inc.
55 Hawthorne Street, 11th Floor
San Francisco, CA 94105
In addition, service of legal process may be made upon the Administrator.
(d)Plan Sponsor. The “Plan Sponsor” is:
NerdWallet, Inc.
55 Hawthorne Street, 11th Floor
San Francisco, CA 94105 (415) 549-8913
(e)Administrator. The Administrator is the Board prior to the Closing and the Representative upon and following the Closing. The Administrator’s contact information is:
NerdWallet, Inc.
Board of Directors or Representative
55 Hawthorne Street, 11th Floor
San Francisco, CA 94105
(415) 549-8913
The Administrator is the named fiduciary charged with the responsibility for administering the Policy.
“Closing” means the initial closing of the Change of Control as defined in the definitive agreement executed in connection with the Change of Control. In the case of a series of transactions constituting a Change of Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change of Control.

“Representative” means one or more members of the Board or the Committee or other persons or entities so designated by the Board or the Committee prior to or in connection with a Change of Control that will have authority to administer and interpret the Policy upon and following the Closing.
14.Statement of ERISA Rights.
Participants in this Policy (which is a welfare benefit plan sponsored by NerdWallet, Inc.) are entitled to certain rights and protections under ERISA. If you are a Participant, you are considered a participant in the Policy and, under ERISA, you are entitled to:
(a)Receive Information About the Policy and Benefits.
(1)Examine, without charge, at the Administrator’s office and at other specified locations, such as worksites, all documents governing the Policy and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Policy with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
(2)Obtain, upon written request to the Administrator, copies of documents governing the operation of the Policy and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and
(3)Receive a summary of the Policy’s annual financial report, if applicable. The Administrator is required by law to furnish each Participant with a copy of this summary annual report.
(b)Prudent Actions by Policy Fiduciaries. In addition to creating rights for Policy Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Policy, called “fiduciaries” of the Policy, have a duty to do so prudently and in the interest of you and other Participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Policy benefit or exercising your rights under ERISA.
(c)Enforce Your Rights. If your claim for a Policy benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Policy documents or the latest annual report from the Policy, if applicable, and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.
If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.
If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
(a)Assistance with Your Questions. If you have any questions about the Policy, you should contact the Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
***

NERDWALLET, INC.
[Letter Transmission Date]
[Participant First] [Participant Last]
Re: Participation in Amended and Restated Change of Control and Severance Policy
Dear [Participant First]:
The purpose of this letter is to inform you that you have been designated by NerdWallet, Inc., a Delaware corporation (the “Company”), as a participant in the Company’s Amended and Restated Change of Control and Severance Policy, a copy of which is enclosed herewith (as in effect from time to time, the “Policy”). Capitalized terms used in this letter but not otherwise defined herein have the meanings given in the Policy.
Subject to the terms and conditions of the Policy, if you undergo a Qualifying Termination and satisfy the Release Conditions (as well as the other terms and conditions set forth in the Policy), the Company will provide you the benefits described in Sections 2(a) and 2(b) of the Policy.
Subject to the terms and conditions of the Policy, if you undergo a COC Qualifying Termination and satisfy the Release Conditions (as well as the other terms and conditions set forth in the Policy), the Company will provide you the benefits described in Sections 3(a), 3(b) and 3(c) of the Policy.
Your participation in the Policy is governed in all respects by the terms and conditions of the Policy, and in the event of any conflict between this letter and the Policy, the Policy will control.
By signing below, you acknowledge, understand and agree that the terms of the Policy will supersede and replace any rights to severance or related benefits or accelerated vesting described in any other agreement you may have with the Company, including without limitation the original version of this Change of Control Severance Policy prior its amendment and restatement and any offer letter, employment agreement or agreement evidencing any equity or equity-based award.
Sincerely,
NerdWallet, Inc.
___________________________________
[Company Signatory Name, Title]
Acknowledged and agreed,
___________________________________
[Participant First] [Participant Last]
___________________________________
(Date)